Exhibit 99.1

Title: The Bruton’s Tyrosine Kinase Inhibitor PCI-32765 Is Highly Active As Single-Agent Therapy in Previously-Treated Mantle Cell Lymphoma (MCL): Preliminary Results of a Phase II Trial (ASH 2011 Annual Meeting Abstract #442)

Luhua Wang, MD1, Peter Martin, MD2, Kristie A. Blum, MD3, Brad S. Kahl, MD4, Lauren S. Maeda, MD5, Ranjana Advani, MD6, Michael E. Williams, MD7, Simon Rule, MD8*, Sara Rodriguez9*, Ching-Fai Pang, PhD9*, Eric Hedrick, MD9 and Andre Goy, MD10

1Lymphoma/Myeloma, The University of Texas MD Anderson Cancer Center, Houston, TX; 2Division of Hematology-Oncology, Weill Cornell Medical College, New York, NY; 3The Ohio State University, Columbus, OH; 4Department of Medicine-Hematology/Oncology, University of Wisconsin, Madison, WI;5Department of Medicine, Division of Oncology, Stanford University Medical Center, Stanford, CA; 6Med/Oncology, Stanford University Medical Center, Stanford, CA; 7University of Virginia, Charlottesville, VA; 8Department of Haematology, Derriford Hospital, Plymouth, United Kingdom; 9Pharmacyclics, Sunnyvale, CA; 10John Theurer Cancer Center at Hackensack University Medical Center, Hackensack, NJ

Introduction: Bruton’s tyrosine kinase (Btk) is a central mediator of B-cell receptor signaling which is essential for normal B-cell development. PCI-32765 is an orally administered irreversible inhibitor of Btk that induces apoptosis and inhibits cellular migration and adhesion in malignant B-cells. In a phase I trial of PCI-32765 in relapsed B-cell malignancies, objective responses were observed in seven of nine patients with MCL. Reported here are preliminary results of an ongoing phase II study of single-agent PCI-32765 in previously treated MCL.

Methods and Patients: Patients with relapsed or refractory MCL who were either bortezomib-naïve or bortezomib-exposed (prior treatment with at least 2 cycles of bortezomib) were eligible for study PCYC-1104. PCI-32765 was administered orally at 560mg daily (in continuous 28-day cycles) until disease progression. Bortezomib-naive and bortezomib-exposed cohorts were evaluated separately. Tumor response was evaluated every 2 cycles and classified by 2007 NHL IWG criteria.

Results:  A total of 48 patients (29 bortezomib-naive, 19 bortezomib-exposed) have been enrolled on study PCYC-1104 between February 16, 2011 and July 20, 2011. The median age is 67 years (62-72).  The median number of prior treatment regimens is 2 (1-5). Five patients (13%) had received prior autologous or allogeneic stem cell transplantation.  Seven patients (15%) had bulky disease. Thirty-nine patients who have initiated treatment and have reported adverse event (AE) information are the subject of this preliminary report. Twenty-four patients (12 bortezomib-naive, 12 bortezomib-exposed) have undergone at least 1 follow-up tumor assessment and are evaluable for efficacy. Treatment has been well tolerated. No patients have discontinued treatment due to AEs. Grade 1 or 2 diarrhea, fatigue, and nausea have been the most frequently reported AEs. Grade >3 AEs considered potentially related to PCI-32765 have occurred in 4/39 patients (11%). Serious AEs (SAEs) have occurred in 8/39 patients (21%); 2 SAEs (1 rash, 1 febrile neutropenia) were considered potentially related to PCI-32765. One death, in a patient who was enrolled but did not receive PCI-32765 due to rapid disease progression, has occurred on study. The objective response rate (ORR) by IWG criteria is 67% (16/24); ORR is 58% (7/12) in the bortezomib-naive cohort and 75% (9/12) in the bortezomib-exposed cohort. To date, 35/39 patients remain on PCI-32765; reasons for discontinuation include progressive disease (n=3) and investigator decision (n=1).

Conclusions:  Preliminary data from a phase II trial suggests that the potent Btk inhibitor PCI-32765 is well tolerated and induces a high rate of objective responses in patients with relapsed or refractory MCL. More mature safety and efficacy data will be updated in the presentation. Phase III trials of PCI-32765 in MCL are planned.